Exhibit 14.1

GeoVax Labs, Inc.

Code of Business Conduct and Ethics

I.	Introduction

Ethics are important to GeoVax Labs, Inc. (the “Company”) and to each member of our management, our employees and our Board of Directors. The Company is committed to the highest ethical standards and to conducting our business with the highest level of integrity. Our adherence to these standards has been, and will continue to be, integral to our success. Each of us at the Company is a part of the same team and is critical to the Company’s continued success. As such, each of our directors, officers and employees are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Ethics (the “Code”). No one has the authority to make any other employee violate the Code, and any attempt to make someone do so is a violation of the Code. Officers of the Company, in particular, set an example for other employees and the Company as a whole and it is critical that all officers know, understand, and comply with this Code of Ethics. The Company expects the highest ethical standards from its vendors and suppliers and expects them to know, understand and comply with this Code of Ethics. This Code outlines the general principles of ethical conduct important to the Company. It does not address all ethical situations that an individual may face in the course of business. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of management, or follow the procedures outlined in this Code.

II.	Purpose of the Code – This Code is intended to:

Help you recognize ethical issues and take the appropriate steps to resolve these issues, Deter wrongdoing and ethical violations, Assist you in reporting any dishonest, unethical or illegal conduct; and – Reaffirm and promote our commitment to a culture within the Company that values honesty and accountability.

III.	Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests or relationships and the interests or relationships of the Company. A conflict exists when your personal interests in any way interfere with the interests or relationships of the Company as a whole, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if You cause the Company to enter into business relationships with you or a member of your family, You use any nonpublic information about the Company, our subsidiaries, our affiliates, our lenders, our customers, or our other business partners for your personal gain, or the gain of a member of your family; or – You or a family member receive a loan, or guarantee of a loan or other obligation, as a result of your position with the Company. You must disclose any conflicts of interest, or any action or relationship that might give rise to an actual or apparent conflict, to the Designated Officer identified below. In the event the Designated Officer is not available or involved in the action or relationship giving rise to the conflict of interest, you should disclose the conflict to any other member of management or to a member of the Board of Directors. Furthermore, each person covered by this Code of Business Conduct and Ethics should review the Company’s “Financial Conflict of Interest Policy” which can be found on the Company’s website and abide by it as applicable.

IV.	Company Opportunities

Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

Take for yourself personally, opportunities, including investment opportunities, discovered through the use of your position with the Company, or through the use of the Company’s property or information; – Use the Company’s property, information, or position for your personal gain or the gain of a family member, Compete or prepare to compete, with the Company.

V.	Gifts

Other than modest gifts given or received in the normal course of business (including travel or entertainment), neither you or your relatives may give gifts to, or receive gifts from, the Company’s customers or suppliers. Other gifts exceeding $500 given to third parties, including honoraria for speaking engagements, may be given or accepted only with prior approval from the Designated Officer. In no event should you put the Company or yourself in a position that would be embarrassing if the gift were made public.

Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

VI.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) governs conduct with non-U.S. officials. As used in this policy, the term “official” includes, without limitation, employees or officers of:

Governments (including regional and local departments, councils and agencies), Enterprises owned or controlled by government, including hospitals and clinics, Political parties (including political candidates); and – Public international or local organizations. If you become aware of a situation in which you will be dealing with a non-U.S. official, you should contact the Designated Officer to discuss the effect of the FCPA.

VII.	Public Disclosure

The Company is committed to a policy of full, fair, accurate, timely, and understandable disclosure to shareholders of all material information regarding our business. This policy extends to our filings with the Securities and Exchange Commission (the “SEC”) and to all other public communications. All individuals involved in our SEC reporting process and in preparing and making public communications regarding our business must take all reasonable steps to comply with this policy.

VIII.	Addressing Mistakes; Business Records

Mistakes should never be covered up, but should be immediately and fully disclosed to your supervisor so that they can be corrected. Business records must be kept accurately, honestly, and in accordance with all relevant accounting, recordkeeping, document retention and similar standards. Falsification of any of the Company’s records or third party records is never permitted.

IX.	Confidentiality

You must not disclose confidential information regarding the Company, our subsidiaries, our affiliates, our customers, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all nonpublic information that might be harmful to, or useful to the competitors of the Company, our subsidiaries, our affiliates, our customers, or our other business partners.

X.	Fair Dealing

You must endeavor to deal fairly with our customers and any other companies or individuals with whom we do business or come into contact with, including fellow employees of the Company and the Company’s competitors. You must not take unfair advantage of these or other parties by means of:

Manipulation, Concealment, Abuse of privileged information, Misrepresentation of material facts; or – any other unfair-dealing practice.

XI.	Protection and Proper Use of Company Assets

The Company’s assets are to be used only for legitimate business purposes. You should protect the Company’s assets and ensure that they are used efficiently.

XII.	Compliance with Laws, Rules and Regulations

Each of us has a duty to comply with all governmental laws, rules and regulations that apply to our business. In particular, you must comply with all laws, rules and regulations pertaining to.

Insider Trading. It is against the law to buy or sell the Company’s securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who buy or sell while in possession of such information. You must not buy or sell the Company’s securities or stocks, bonds or other securities while in the possession of insider information.

Common examples of information that will frequently be regarded as material include, but are not limited to: The status of clinical trials: The status of Food and Drug Administration (“FDA”) approvals, Projections of future earnings or losses, Proposed financing, News of a pending or proposed merger, acquisition or other business combination, Changes in management, News of significant litigation or government investigation; and – Information with respect to our stock, such as offerings, dividends and the like.

“Whistleblower” Protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these "whistleblower” activities.

Kickbacks and Bribes. Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any illegal gift or payment intended to improperly obtain favorable treatment.

Regulatory Requirements. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders.

Please talk to your supervisor or any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

XIII.	Reporting Code Violations

Your conduct is essential in upholding this Code and maintaining a culture at the Company that values honest and ethical behavior. If you have any questions about whether activities will violate this Code, contact the Designated Officer. You should report any suspected violations of applicable laws, rules, regulations, or this Code to the Designated Officer. If for any reason you feel uncomfortable reporting the suspected violation to the Designated Officer, or are still concerned after making a report to the Designated Officer, you may contact any member of management, any officer of the Company or any member of the Board of Directors. Please see the “Contact Information” section below. Retaliation or retribution for reporting suspected violations is strictly prohibited by this Code and will be punished. You should also carefully review the Company’s whistleblower policy, entitled “Procedures for Reporting Complaints about Accounting and Auditing Matters,” which provides significant additional details.

XIV.	Waivers of the Code

Any waiver of this Code for directors and officers must be approved by the Board and publicly disclosed. Any waiver of this Code for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, must be promptly disclosed in a Form 8-K filed with the SEC within four (4) business days.

XV.	Sanctions for Code Violations

All violations of this Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

XVI.	No Excuses for Code Violations

A failure to comply with this Code or applicable law will not be excused because of any of the following.

A supervisor directed you to commit the act in questions, Competitors or others in the Company’s industry act in a similar manner; or – You misinterpreted this Code or applicable law without seeking the advice of the Designated Officer, members of management, officers of the Company or the Board of Directors.

XVII.	Conclusion

Each of us is the guardian of the Company’s ethical standards and good reputation. While there are no universal rules, when in doubt ask yourself:

●	Will my actions be ethical and fully comply with the law and with the Company’s policies?

●	Will my actions appear to be improper in any way?

●	Will my actions be questioned by my supervisors, associates, customers, family, shareholders or the general public?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with the Designated Officer. If you are still uncomfortable, please follow the steps outlined above in the Section on “Reporting Code Violations.”

XVIII.	Contact Information

Designated Officer:     Mark W. Reynolds

Mailing Address:        1900 Lake Park Drive, Suite 380, Atlanta, Georgia 30080 USA

Adopted on March 26, 2019